EXHIBIT 4.3

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, Texas 78735

September 15, 2006

Mellon Investor Services LLC

600 North Pearl Street, Suite

1010 Dallas, Texas 75201

Attention: Client Relationship Executive

Mellon Investor Services LLC

Newport Office Centre VII

480 Washington Boulevard

Jersey City, New Jersey 07310

Attention: Legal Department

Re: Second Amendment to Rights Agreement

Ladies and Gentlemen:

Pursuant to Section 27 of the Rights Agreement, dated as of July 7, 2004 and amended on September 23, 2005 (the “Rights Agreement”), between Freescale Semiconductor, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, as rights agent (the “Rights Agent”), the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows (this “Amendment”):

1. Paragraph (a) of Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of (i) 15% or more of the Class B Common Shares then outstanding or (ii) any combination of Class A Common Shares and Class B Common Shares representing 15% or more of the Common Shares then outstanding, but shall not include (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company or any Subsidiary of the Company, or (D) any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to (i) 15% or more of the Class B Common Shares then outstanding or (ii) any combination of Class A Common Shares and Class B Common Shares representing 15% or more of the

Common Shares then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of (i) 15% or more of the Class B Common Shares then outstanding or (ii) any combination of Class A Common Shares and Class B Common Shares representing 15% or more of the Common Shares then outstanding, by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, then such Person shall be deemed to be an “Acquiring Person”; and provided further, that notwithstanding anything in this Rights Agreement to the contrary, none of Firestone Holdings LLC, a Delaware limited liability company, Firestone Acquisition Corporation, a Delaware corporation, nor any of their respective Affiliates, Associates, members or stockholders, or general partners, limited partners, stockholders or members of such Affiliates, Associates, members or stockholders (the “Exempted Persons”), either individually, collectively or in any combination, shall be deemed to be an “Acquiring Person” for purposes of this Rights Agreement by virtue of or as a result of (A) the approval, adoption, execution, delivery or performance of the Merger Agreement, (B) the public or other announcement of the Merger Agreement or the transactions contemplated thereby, including without limitation, the Merger, (C) the consummation of the Merger pursuant to the Merger Agreement or (D) the consummation of any other transactions contemplated in the Merger Agreement (the transactions described in clauses (A), (B), (C) or (D), together with any related transactions, the “Exempted Transactions”), it being the express intent and purpose of the Company in adopting this amendment to the Agreement that neither the execution of the Merger Agreement by any of the parties nor the consummation of the transactions contemplated thereby shall in any respect give rise to any provision of the Agreement becoming effective. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”

2. Section 1 is amended by inserting the following subsections at the end of Section 1:

“(cc) “Effective Time” shall have the meaning set forth in the Merger Agreement.”

“(dd) “Merger” shall have the meaning set forth in the Merger Agreement.”

“(ee) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of September 15, 2006 by and among the Company, Firestone Holdings LLC, a Delaware limited liability company, and Firestone Acquisition Corporation, a Delaware corporation, as it may be amended or supplemented from time to time.”

3. The definition of “Beneficial Owner” in Section 1(d) is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Section 1(d) or otherwise in this Agreement to the contrary, none of the Exempted Persons, either individually, collectively or in any combination, shall be deemed to be a “Beneficial Owner” of or to “beneficially own” any securities beneficially owned by any other Exempted Persons by virtue of or as a result of any Exempted Transaction.”

4. The definition of “Shares Acquisition Date” in Section 1(z) is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Section 1(z) to the contrary, a Shares Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

5. Section 3(a) is hereby amended by inserting the following sentence at the end of Section 3(a):

“Notwithstanding anything in this Agreement to contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

6. Section 7(a) is hereby amended in its entirety to ready as follows:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed in all material respects and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on July 7, 2014 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof or (iv) immediately prior to the Effective Time, but only if the Effective Time shall occur.”

7. Section 11(a)(ii) is hereby amended by inserting the following sentence at the end of Section 11(a)(ii):

“Notwithstanding anything in this Agreement to contrary, the provisions of Section 11(a)(ii) shall not apply, nor shall any adjustment be made pursuant to Section 11(a)(ii), by virtue of or as a result of any Exempted Transaction.”

8. Section 13 is hereby amended by inserting the following sentence at the end of Section 13:

“Notwithstanding anything in this Agreement to contrary, the provisions of Section 13 shall not apply, nor shall any adjustment be made pursuant to Section 13, by virtue of or as a result of any Exempted Transaction.”

9. Section 25 is hereby amended by inserting the following sentence at the end of Section 25 as a new subsection (c):

“(c) Notwithstanding anything in this Agreement to contrary, the Company shall not be required to give any notice contemplated by this Section 25 in connection with any Exempted Transaction provided that the Company will endeavor to provide the Rights Agent with notice of the Effective Time.”

10. A new Section 34 is added to read in its entirety as follows:

“Section 34. Termination. Immediately prior to the Effective Time, but only if the Effective Time shall occur, (a) this Agreement shall be terminated and be without any further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company or of any other Person. Notwithstanding the foregoing, Section 18 and Section 20 shall survive the termination of this Agreement.”

11. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

12. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14. This Amendment shall be effective as of the date first written above and deemed effective prior to the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall from and after such time be deemed to be references to the Rights Agreement as amended hereby.

[Signatures Appear on Following Page]

Very truly yours,

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ John D. Torres
Name:	John D. Torres
Title:	Senior Vice President, General
Counsel and Secretary

Accepted and agreed to as of the effective time specified above:

MELLON INVESTOR SERVICES LLC

By:	/s/ Barbara J Robbins

Name:	Barbara J. Robbins

Title:	Vice President

[signature page to Second Amendment to Rights Agreement]